Exhibit 99.1

                                        AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

                                                  CONSOLIDATED BALANCE SHEETS

                                                  DECEMBER 31, 2002 AND 2001

                                                                                              2002                2001
                                            ASSETS
    CURRENT ASSETS:
    Cash and cash equivalents.....................................................    $       15,865,547   $        5,962,148
    Accounts receivable, net of allowance for doubtful accounts
      of $977,723 in 2002 and $1,548,098 in 2001..................................            38,545,920           43,548,758
    Restricted cash and investments (Note 2)......................................            38,206,378           65,678,101
    Inventory (Note 2)............................................................             4,327,769            8,013,595
    Deferred tax assets...........................................................             2,151,000            6,500,891
    Prepaid expenses..............................................................             1,427,796            1,482,705
                                                                                      ------------------   ------------------
        Total current assets......................................................           100,524,410          131,186,198
                                                                                      ------------------   ------------------
    PROPERTY, PLANT AND EQUIPMENT, net (Note 4)...................................           185,935,029          203,168,050
                                                                                      ------------------   ------------------
    OTHER ASSETS:
    Accounts receivable-affiliates................................................             1,278,034                   --
    Restricted investments (Note 2)...............................................             4,122,232           32,184,495
    Wireless license acquisition costs............................................           569,168,796        1,039,523,681
    Goodwill......................................................................           285,107,091        1,077,123,680
    Deferred financing costs, net of accumulated amortization of
      $14,629,268 in 2002 and $8,652,380 in 2001..................................            41,007,037           45,166,918
    Customer list, net of accumulated amortization of
      $27,437,873 in 2002 and $17,681,703 in 2001.................................            20,562,127           30,318,297
    Other non-current assets......................................................               539,264              504,391
    Assets of discontinued operations.............................................                    --          139,854,463
                                                                                      ------------------   ------------------
        Total other assets........................................................           921,784,581        2,364,675,925
                                                                                      ------------------   ------------------
        Total assets..............................................................    $    1,208,244,020   $    2,699,030,173
                                                                                      ==================   ==================

                        LIABILITIES AND STOCKHOLDER'S (DEFICIT) EQUITY
    CURRENT LIABILITIES:
    Accounts payable..............................................................    $       35,865,934   $       21,375,257
    Accounts payable--affiliates...................................................                   --           17,729,679
    Accrued expenses..............................................................             1,140,021           10,475,570
    Accrued interest payable......................................................            14,499,071           31,308,522
    Accrued dividends payable.....................................................             6,799,945            2,138,711
    Deferred revenue and customer deposits........................................            11,014,222           11,745,161
    Current portion of long-term debt.............................................         1,588,509,275           46,909,091
                                                                                      ------------------   ------------------
        Total current liabilities.................................................         1,657,828,468          141,681,991
                                                                                      ------------------   ------------------
    OTHER LIABILITIES:
    Long-term debt, net of current portion........................................                    --        1,760,208,032
    Deferred tax liabilities......................................................            43,690,897          186,382,124
    Liabilities of discontinued operations........................................                    --            7,495,882
    Other non-current liabilities.................................................                    --           23,698,750
    Commitments (Note 7)
    Mandatorily redeemable Series A preferred stock (Note 8)......................            35,000,000           35,000,000
    STOCKHOLDER'S (DEFICIT) EQUITY:
    Class A Common Stock, $.01 par value, 3,000 shares
      authorized and 100 issued in 2002 and 2001..................................                     1                    1
    Paid-in capital...............................................................           797,827,564          797,827,564
    Retained deficit..............................................................        (1,326,102,910)        (239,044,921)
    Accumulated other comprehensive loss, net of income tax
      benefit of $9,479,500 in 2001...............................................                    --          (14,219,250)
                                                                                      ------------------   ------------------
        Total stockholder's (deficit) equity......................................          (528,275,345)         544,563,394
                                                                                      ------------------   ------------------
        Total liabilities and stockholder's (deficit) equity......................    $    1,208,244,020   $    2,699,030,173
                                                                                      ==================   ==================

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                                          AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

                                               CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                                              For the Period from
                                                                                                               February 25, 2000
                                                                   For the Year Ended    For the Year Ended         through
                                                                      December 31,          December 31,         December 31,
                                                                          2002                  2001                 2000
OPERATING REVENUE:
  Service revenue.............................................    $      302,144,063     $     266,507,216     $    181,274,795
  Roaming revenue.............................................           135,147,615           132,250,992          113,108,060
  Equipment and other revenue.................................            15,537,979            18,484,430           14,960,111
                                                                  ------------------     -----------------     ----------------
    Total operating revenue...................................           452,829,657           417,242,638          309,342,966
                                                                  ------------------     -----------------     ----------------
OPERATING EXPENSES:
  Cost of service (exclusive of items shown
    separately below).........................................           110,412,273           106,706,736           61,062,239
  Cost of equipment...........................................            34,205,796            37,182,246           26,768,354
  Marketing and selling.......................................            57,623,167            56,462,163           36,580,294
  General and administrative..................................            70,290,928            60,944,109           38,768,894
  Depreciation and amortization...............................            66,745,545           182,636,954          147,256,833
                                                                  ------------------     -----------------     ----------------
    Total operating expenses..................................           339,277,709           443,932,208          310,436,614
                                                                  ------------------     -----------------     ----------------
OPERATING INCOME (LOSS).......................................           113,551,948           (26,689,570)          (1,093,648)
OTHER INCOME (EXPENSE):
  Interest expense............................................          (142,003,848)         (165,456,826)        (133,270,017)
  Impairment of goodwill (Note 6).............................          (800,893,860)                   --                   --
  Other income, net...........................................             1,387,501             3,723,072              536,308
                                                                  ------------------     -----------------     ----------------
LOSS BEFORE INCOME TAXES AND DISCONTINUED
  OPERATIONS..................................................          (827,958,259)         (188,423,324)        (133,827,357)
  Income tax benefit..........................................            14,383,305            52,199,794           33,241,703
                                                                  ------------------     -----------------     ----------------
LOSS FROM CONTINUING OPERATIONS...............................          (813,574,954)         (136,223,530)        (100,585,654)
DISCONTINUED OPERATIONS: (Note 3)
  (Loss) income from discontinued operations, net
    of income tax benefit (expense) of $435,838 in
    2002, $(1,188,394) in 2001 and $(2,548,131) in
    2000......................................................              (653,909)           (1,439,293)           1,342,266
  Gain from sale of discontinued operations, net
    of income tax expense of $50,282,976 for the
    year ended December 31, 2002..............................            13,472,110                    --                   --
                                                                  ------------------     -----------------     ----------------
LOSS BEFORE CUMULATIVE EFFECT OF CHANGE IN
  ACCOUNTING PRINCIPLE........................................          (800,756,753)         (137,662,823)         (99,243,388)
  Cumulative effect of change in accounting
    principle, net of income tax benefit of
    $187,760,000 (Note 2).....................................          (281,640,000)                   --                   --
                                                                  ------------------     -----------------     ----------------
NET LOSS......................................................        (1,082,396,753)         (137,662,823)         (99,243,388)
DIVIDENDS ON PREFERRED STOCK..................................            (4,661,236)           (2,138,710)                  --
                                                                  ------------------     -----------------     ----------------
NET LOSS APPLICABLE TO COMMON STOCKHOLDER.....................    $   (1,087,057,989)    $    (139,801,533)    $    (99,243,388)
                                                                  ==================     =================     ================
BASIC AND DILUTED NET (LOSS) INCOME PER COMMON
  SHARE:
  Continuing operations.......................................            (8,135,750)           (1,362,235)          (1,005,857)
  Discontinued operations.....................................               128,182               (14,393)              13,423
  Cumulative effect of change in accounting
    principle.................................................            (2,816,400)                   --                   --
  Dividends on preferred stock................................               (46,612)              (21,387)                  --
                                                                  ------------------     -----------------     ----------------
TOTAL BASIC AND DILUTED NET LOSS APPLICABLE TO
  COMMON STOCKHOLDER PER COMMON SHARE.........................    $      (10,870,580)    $      (1,398,015)    $       (992,434)
                                                                  ==================     =================     ================
BASIC AND DILUTED WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING.................................................                   100                   100                  100


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                                           AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

                                           CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

                                                                             Stockholder's (Deficit) Equity
                                                  --------------------------------------------------------------------------------
                                                                                                     Accumulated
                                                     Class A                                           Other             Total
                                Comprehensive        Common          Paid in         Retained       Comprehensive     Stockholder's
                                    Loss              Stock          Capital          Deficit           Loss        (Deficit) Equity
                                -------------     ------------     ------------     ------------    -------------   ----------------
FEBRUARY 25, 2000.........                        100    $   1     $764,999,999               --              --    $   765,000,000
  Net loss................                         --       --               --      (99,243,388)             --        (99,243,388)
                                                  ---    -----     ------------   --------------   --------------   ---------------
DECEMBER 31, 2000.........                        100        1      764,999,999      (99,243,388)             --      665,756,612
  Net loss................    $  (137,662,823)     --       --               --     (137,662,823)             --     (137,662,823)
  Other comprehensive loss -
    SFAS No. 133 transition
    adjustment, net of tax.        (9,510,365)     --       --               --               --      (9,510,365)      (9,510,365)
    SFAS No. 133 transition
      adjustment reclassified
      into earnings, net of tax     9,510,365      --       --               --               --       9,510,365        9,510,365
    Change in fair value of
      hedge    transactions,
      net of tax..........        (14,219,250)     --       --               --               --     (14,219,250)     (14,219,250)
                              ---------------
  Total comprehensive loss    $  (151,882,073)
                              ===============
  Capital contribution....                         --       --       32,827,565               --              --       32,827,565
  Preferred stock
    dividends.............                         --       --               --       (2,138,710)             --       (2,138,710)
                                                  ---    -----     ------------   --------------   --------------   ---------------
DECEMBER 31, 2001.........                        100        1      797,827,564     (239,044,921)    (14,219,250)     544,563,394
  Net loss................    $(1,082,396,753)     --       --               --   (1,082,396,753)             --   (1,082,396,753)
    Amounts related to hedge
      transactions
      reclassified into
      earnings, net of tax         12,595,376      --       --               --               --      12,595,376       12,595,376
    Ineffective hedge
      transaction
      reclassified into
      earnings, net of tax            643,751      --       --               --               --         643,751          643,751
    Change in fair value of
      hedge    transactions,
      net of tax.........             980,123      --       --               --               --         980,123          980,123
                              ---------------
  Total comprehensive loss    $(1,068,177,503)
                              ===============
  Preferred stock
    dividends.............                         --       --               --       (4,661,236)             --       (4,661,236)
                                                  ---    -----     ------------   --------------   --------------   ---------------
DECEMBER 31, 2002.........                        100    $   1     $797,827,564  $(1,326,102,910)    $        --  $  (528,275,345)

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                                          AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

                                               CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                              For the Period from
                                                                                                               February 25, 2000
                                                                     For the Year Ended   For the Year Ended        through
                                                                      December 31, 2002   December 31, 2001    December 31, 2000

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss from continuing operations............................    $    (813,574,954)   $    (136,223,530)   $   (100,585,654)
  Adjustments to reconcile net loss from
    continuing operations to net cash provided
    by (used in) operating activities--
    Depreciation and amortization................................           66,745,545          182,636,954         147,256,833
    Amortization of bond premium and financing
      costs......................................................            6,700,267            5,718,138           3,426,409
    Deferred income taxes and investment tax
      credits, net...............................................          (15,766,622)         (58,021,420)        (27,900,333)
    Cash used in operating activities of
      discontinued operations....................................           (7,175,022)                  --                  --
    Loss on ineffective hedge transaction........................            1,072,919                   --                  --
    Impairment of goodwill.......................................          800,893,860                   --                  --
    Loss (gain) on disposition of assets, net....................               18,463              481,208            (139,632)
  Changes in current assets and liabilities -
    Accounts receivable..........................................            5,002,838            2,660,505         (15,703,276)
    Inventory....................................................            3,685,826              182,739          (4,310,319)
    Prepaid expenses and other...................................            1,662,299           (3,334,691)         (6,979,840)
    Accounts payable.............................................           (3,145,151)         (11,036,387)         34,547,797
    Accrued expenses.............................................          (26,145,000)           4,782,503         (13,688,395)
    Deferred revenue and customer deposits.......................             (730,939)           2,297,022           3,531,713
                                                                     -----------------    -----------------    ----------------
         Net cash provided by (used in)
           operating activities..................................           19,244,329           (9,856,959)         19,455,303
                                                                     -----------------    -----------------    ----------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures...........................................          (48,798,472)         (74,850,030)        (58,449,899)
  Increase in receivable affiliate...............................           (1,278,034)                  --                  --
  Proceeds from sale of PCS licenses.............................                   --            5,000,000                  --
  Net proceeds from sale of discontinued
    operations...................................................          194,427,958                   --                  --
  Change in receivable from discontinued
    operations...................................................                   --           11,454,868          17,509,334
  Other investing activities.....................................              955,852            2,623,869             (23,788)
                                                                     -----------------    -----------------    ----------------
         Net cash provided by (used in)
           investing activities..................................          145,307,304          (55,771,293)        (40,964,353)
                                                                     -----------------    -----------------    ----------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt...................................          127,800,000          233,000,000         114,000,000
  Repayments of long-term debt...................................         (347,131,227)        (797,395,544)       (111,000,000)
  Proceeds from senior subordinated notes........................                   --          693,020,500                  --
  Investment from Dobson Communications..........................                   --           35,000,000                  --
  Deferred financing costs.......................................           (1,817,007)         (19,920,432)         (1,154,410)
  (Repayments to) advances from affiliate for
    capital expenditures.........................................                   --           (9,193,025)          9,193,025
  Capital contribution...........................................                   --           16,413,782                  --
  Maturities of restricted investments...........................           66,500,000           38,976,389                  --
  Purchase of restricted investments.............................                   --         (133,191,937)                 --
                                                                     -----------------    -----------------    ----------------
         Net cash (used in) provided by
           financing activities..................................         (154,648,234)          56,709,733          11,038,615
                                                                     -----------------    -----------------    ----------------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS....................................................            9,903,399           (8,918,519)        (10,470,435)
CASH AND CASH EQUIVALENTS, beginning of year.....................            5,962,148           14,880,667          25,351,102
                                                                     -----------------    -----------------    ----------------
CASH AND CASH EQUIVALENTS, end of year...........................    $      15,865,547    $       5,962,148    $     14,880,667
                                                                     =================    =================    ================
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
  Cash paid for--
  Interest, net of amounts capitalized...........................    $     153,476,700    $     154,662,660    $    124,274,707
  Income taxes...................................................    $       3,043,875    $       1,171,633    $          9,193

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING
  AND FINANCING ACTIVITIES:
  Capital contribution of PCS licenses and
    certain other assets.........................................    $              --    $      16,413,783    $             --

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                 AMERICAN CELLULAR CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION:

    American Cellular Corporation was originally formed on February 26, 1998, to acquire the operations of PriCellular Corporation. On February 25, 2000, American Cellular Corporation and its subsidiaries ("collectively, the Company") were acquired by ACC Acquisition LLC ("the Joint Venture"), an equally owned joint venture between Dobson Communications and AT&T Wireless. The acquisition costs as of February 25, 2000 were pushed down to the Company, thus creating a new basis in the assets and liabilities of the Company. Therefore, the financial statements and the related notes presented here for the year ended December 31, 2000, are for the period from the acquisition date (February 25, 2000) through December 31, 2000. The Company is a provider of rural and suburban wireless telephone services in portions of Illinois, Kansas, Kentucky, Michigan, Minnesota, New York, Ohio, Oklahoma, Pennsylvania, West Virginia and Wisconsin.

Capital Resources and Growth

    The Company has substantial indebtedness and debt service requirements and is subject to significant financial restrictions and limitations. At June 30, 2002 and continuing through December 31, 2002, the Company was unable to satisfy all of the covenants under the credit facility. The Company is unable to borrow under the credit facility to fund its ongoing operations, planned capital expenditures or other permissible uses.

    The Company's ability to manage future growth will depend upon its ability to monitor operations, control costs and maintain effective quality controls, all of which will result in higher operating expenses. Any failure to expand these areas and to implement and improve its systems, procedures and controls in an efficient manner at a pace consistent with the growth of the Company's business could have a material adverse effect on the Company's business, financial condition and results of operations.

2. SIGNIFICANT ACCOUNTING POLICIES:

Principles of Consolidation

    The consolidated financial statements of the Company include the accounts of all subsidiaries. For financial reporting purposes, the Company reports 100% of revenue and expenses for the markets for which it provides wireless services. Significant intercompany accounts and transactions have been eliminated.

Business Segment

    The Company operates in one business segment pursuant to SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information."

Cash and Cash Equivalents

    Cash and cash equivalents of $15.9 million at December 31, 2002 and $6.0 million at December 31, 2001 consist of cash and short-term investments with original maturities of three months or less.

Restricted Cash and Investments

    Restricted cash and investments totaled $42.3 million at December 31, 2002 and $97.9 million at December 31, 2001, of which $34.1 million at December 31, 2002 and the entire $97.9 million at December 31, 2001 was for the interest pledge deposits held in escrow for the senior subordinated notes. The interest pledge deposits include the initial deposit of $85.2 million for the $450.0 million senior subordinated notes, net of interest earned and interest payments issued to bondholders and the additional deposit of $48.0 million for the $250.0 million senior subordinated notes, net of interest earned and interest payments issued to bondholders. In addition, restricted cash and investments totaling $8.2 million at December 31, 2002 consist of an escrow to cover any future contingencies related to the Company's sale of Tennessee 4 RSA to Verizon Wireless during February 2002. If there are no claims against this transaction, the Company will receive $4.1 million of the escrow reserve during February 2003 and the remaining $4.1 million during February 2004.

Allowance for Doubtful Accounts

    Allowance for doubtful accounts of $1.0 million at December 31, 2002 and $1.5 million at December 31, 2001 are based on a percentage of aging receivables. The Company reviews it allowance for doubtful accounts monthly by evaluating balances for collectibility.

Inventory

    The Company values its inventory using the weighted average costing method of accounting.

Impairment of Long-Lived Assets

    Through December 31, 2001, the Company's accounting policy for impairment of long-lived assets was to review the carrying value of its long-lived assets and certain identifiable intangible assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. If such circumstances were deemed to exist, the carrying value of the asset would be compared to the estimated undiscounted future cash flows generated by the asset. The Company's definite life assets will continue to be amortized over their estimated useful lives and are subject to the same impairment criteria. As a result of fully implementing SFAS No. 142 on January 1, 2002, the Company is now required to evaluate the carrying value of its indefinite life intangible assets using their fair values, at least annually. To complete this evaluation, the Company first performed a comparison of the carrying amount of its wireless license acquisition costs to the fair value of those assets. For purposes of this comparison, it is the Company's policy to aggregate its wireless license acquisition costs. The Company determines the fair value of its wireless license acquisition costs based on its estimated future discounted cash flows. The Company then assesses the carrying amount of its goodwill for possible impairment. For goodwill, there is a two-step approach for assessing impairment. The first step requires an evaluation of the Company's fair value to its carrying amount, including goodwill. The Company's fair value is determined based on estimated future discounted cash flows. If it is determined that the Company's estimated fair value exceeds its carrying amount, then its goodwill is deemed to be impaired. Then, the second step of the impairment test is used to measure the amount of impairment loss. During 2002, the Company has identified impairments relating to its goodwill and indefinite life intangible assets. See "Recently Issued Accounting Pronouncements" below for further details.

Wireless License Acquisition Costs

    Wireless license acquisition costs consist of amounts paid to acquire FCC licenses to provide wireless services. Prior to the implementation of SFAS No. 142 "Goodwill and Other Intangible assets", wireless license acquisition costs were being amortized on a straight-line basis over twenty years. Amortization expense of $57.5 million was recorded in 2001 and $47.9 million was recorded for the period from February 25, 2000 through December 31, 2000. Upon implementation of SFAS No. 142, effective January 1, 2002, the Company no longer amortizes wireless license acquisition costs. Instead, the Company is testing for the impairment of indefinite life intangible assets at least annually and will only adjust the carrying amount of these intangible assets upon an impairment of the indefinite life intangible assets.

    The ongoing value and remaining useful lives of intangible and other long-term assets are subject to periodic evaluation. During 2002, the Company identified impairments relating to its wireless license acquisition costs, see "Recently Issued Accounting Pronouncements" below for further discussion.

Customer List

    Customer list consists of amounts paid to acquire wireless customer lists. Customer list acquisition costs are being amortized on a straight-line basis over five years. Amortization expense of $9.8 million was recorded in 2002, $9.6 million was recorded in 2001 and $8.1 million was recorded for the period from February 25, 2000 through December 31, 2000. Based on the remaining life of the Company's customer list acquisition costs, the remaining balance of $20.6 million will be substantially amortized over the next two years at approximately $9.6 million per year.

Goodwill

    Prior to the implementation of SFAS No. 142 "Goodwill and Other Intangible assets," goodwill was being amortized on a straight-line basis over twenty years. Amortization expense related to goodwill of $58.3 million was recorded in 2001 and $50.3 million was recorded for the period from February 25, 2000 through December 31, 2000. Upon implementation of SFAS No. 142, effective January 1, 2002, the Company no longer amortizes goodwill. Instead, the Company is testing for the impairment of goodwill at least annually and will only adjust the carrying amount of goodwill upon an impairment of the goodwill.

    The ongoing value and remaining useful lives of intangible and other long-term assets are subject to periodic evaluation. During 2002, the Company identified impairments relating to its goodwill, see "Recently Issued Accounting Pronouncements" below for further discussion.

Deferred Financing Costs

    Deferred financing costs consist primarily of fees incurred to secure long-term debt. Deferred financing costs are being amortized on a straight-line basis over the nine-year term of the debt and recorded as interest expense. Interest expense related to the amortization of these costs of $6.0 million was recorded in 2002, $5.2 million was recorded in 2001 and $3.4 million was recorded for the period from February 25, 2000 through December 31, 2000. Based on the current life of the Company's long-term debt, the estimated amortization of deferred financing costs would be approximately $6.2 million per year until the costs are fully amortized in 2009.

Derivative Instruments and Hedging Activities

    On January 1, 2001, the Company implemented SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activity". With this implementation, the Company began recording a liability and a transition adjustment, net of income tax benefit, to other comprehensive loss during 2001 in connection with these derivative contracts. All derivatives are recognized on the balance sheet at their fair value. All of the Company's derivatives that qualify for hedge accounting treatment are "cash flow" hedges. The Company designates its cash flow hedge derivatives as such on the date the derivative contract is entered into. The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transaction. The Company also assesses, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of hedged items.

    The Company's accumulated other comprehensive loss, net of income tax benefit, was $14.2 million as of December 31, 2001. As a result of the expiration of the Company's interest rate swap agreement on June 4, 2002, there is no balance at December 31, 2002. During 2002 and 2001, there were no gains or losses reclassified into earnings as a result of the discontinuance of hedge accounting treatment for any of the Company's derivatives.

    By using derivative instruments to hedge exposures to changes in commodity prices and exchange rates, the Company exposes itself to credit risk and market risk. Credit risk is the failure of the counterparty to perform under the terms of the derivative contract. To mitigate this risk, the hedging instruments are usually placed with counterparties that the Company believes are minimal credit risks. It is the Company's policy to only enter into derivative contracts with investment grade rated counterparties deemed by management to be competent and competitive market makers.

Revenue Recognition

    The Company records service revenue over the period it is earned. The cost of providing service is recognized as incurred. Airtime and toll revenue are billed in arrears. The Company accrued estimated unbilled revenue for services provided of $3.0 million as of December 31, 2002 and $2.9 million as of December 31, 2001, which is included in accounts receivable in the accompanying consolidated balance sheets. Monthly access charges are billed in advance and are reflected as deferred revenue on the accompanying consolidated balance sheets. Equipment revenue is recognized when the equipment is delivered to the customer. The Company's ability to sell wireless equipment is independent of the Company's ability to offer wireless services to its customers; therefore, the Company considers equipment sales a separate earnings process and accounts for it accordingly. Subscriber acquisition costs (primarily commissions and losses on equipment sales) are expensed as incurred.

    As of December 31, 2000, the Company implemented SEC Staff Accounting Bulletin, or SAB, No. 101 "Revenue Recognition." The impact of implementing SAB 101 was not material to the Company's revenue or results of operations.

Advertising Costs

    Advertising costs are expensed as incurred and are included as marketing and selling expenses in the accompanying consolidated statements of operations.

Income Taxes

    The Company files a consolidated income tax return. Income taxes are allocated among the various entities included in the consolidated tax return, as agreed, based on the ratio of each entity's taxable income (loss) to consolidated taxable income (loss). Deferred income taxes reflect the estimated future tax effects of differences between financial statement and tax bases of assets and liabilities at year-end. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Disposal of Long-Lived Assets

    As of January 1, 2001, the Company implemented SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets. The discontinued operations described in (Note 3) are reflected in the financial statements as (Loss) Income from Discontinued Operations." Periods prior to December 31, 2001, have been adjusted to reflect this change in accounting standard.

Earnings Per Share

    Basic earnings per common share is computed by the weighted average number of shares of common stock outstanding during the year. There were no potentially dilutive securities outstanding during 2002, 2001 and 2000.

Use of Estimates

    The preparation of these consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Significant items subject to such estimates and assumptions include the carrying amount of property, plant and equipment; valuations of intangible assets; valuation allowances for receivables and inventories; assets and obligations related to employee benefits; and obligations related to acquired and sold properties. Actual results could differ from those estimates.

Significant Concentrations

    In connection with providing wireless services to customers of other wireless carriers, the Company has contractual agreements with those carriers, which provide for agreed-upon billing rates between the parties. The percent of Company's roaming revenue earned from three wireless carriers was 88% during the year ended December 31, 2002, 78% during the year ended December 31, 2001 and 70% for the period from February 25, 2000 through December 31, 2000.

Reclassifications

    Certain reclassifications have been made to the previously presented 2001 and 2000 balances to conform them to the current presentation.

Recently Issued Accounting Pronouncements

    In July 2001, the FASB issued SFAS No. 141, "Business Combinations" and No. 142, "Goodwill and Other Intangible Assets." These standards prohibit the application of the pooling-of-interests method of accounting for business combinations effective June 30, 2001 and require companies to cease the amortization of existing goodwill and intangible assets with indefinite lives effective January 1, 2002. As a result of the adoption of SFAS No. 142, the Company reassessed the useful lives of it intangible assets. A significant portion of its intangible assets is classified as "Wireless license acquisition costs," which represents the Company's costs associated with acquiring its FCC licenses. These licenses allow the Company to provide wireless services by giving the Company the exclusive right to utilize certain radio frequency spectrum. Although the FCC licenses are issued for only a fixed time, generally ten years, these licenses are renewed by the FCC on a routine basis and for a nominal fee. In addition, the Company has determined that there are no legal, regulatory, contractual, competitive, economic or other factors that limit the useful life of these FCC licenses. As a result, the Company's wireless license acquisition costs are treated as indefinite life intangible assets. Therefore, upon implementing SFAS No. 142 in its entirety on January 1, 2002, the Company ceased the amortization of both goodwill and wireless license acquisition costs and now tests for impairment of goodwill and wireless license acquisition costs at least annually and only adjusts the carrying amount of these intangible assets upon an impairment of the goodwill or wireless license acquisition costs.

    The Company also determines on an annual basis whether facts and circumstances continue to support an indefinite useful life. For the year ended December 31, 2001, the Company recorded $58.3 million of amortization expense related to its goodwill and $34.5 million of amortization expense, net of income tax benefit, related to its wireless license acquisition costs. For the period from February 25, 2000 through December 31, 2000, the Company recorded $50.3 million of amortization expense related to its goodwill and $28.7 million of amortization expense, net of income tax benefit, related to its wireless license acquisition costs. Without this amortization, the Company's 2001 and 2000 operating results would have been:

                                                                                   For the
                                                                                 period from
                                                                                 February 25,
                                                                 For the year       2000
                                                                     ended         through
                                                                 December 31,   December 31,
                                                                     2001           2000
                                                                 ------------   ------------
                                                                 ($ in thousands except per
                                                                         share data)

Net loss....................................................     $    44,858    $    20,236
Net loss applicable to common stockholder...................          46,997         20,236
Net loss applicable to common stockholder per common
  share.....................................................     $   469,966    $   202,361

    Through December 31, 2001, the Company's accounting policy for impairment of long-lived assets was to review the carrying value of long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying value may not be recoverable. If such circumstances were deemed to exist, the carrying value of the asset would be compared to the estimated undiscounted future cash flows generated by the asset. The Company's definite life assets will continue to be amortized over their estimated useful lives and are subject to the same impairment criteria. As a result of fully implementing SFAS No. 142 on January 1, 2002, the Company is now required to evaluate the carrying value of its indefinite life intangible assets using their fair values, at least annually. If the carrying amount of the intangible asset exceeds its fair value, an impairment loss shall be recognized in an amount equal to that excess.

    Upon implementation of SFAS No. 142 on January 1, 2002, the Company first performed a comparison of the carrying amount of its wireless license acquisition costs to the fair value of those assets. For purposes of this comparison, it is the Company's policy to aggregate its wireless license acquisition costs. The Company determined the fair value of its wireless license acquisition costs based on their estimated future discounted cash flows. Based on the comparison, the Company determined that the carrying amount of its wireless license acquisition costs exceeded their estimated fair value. As a result, the Company recorded a charge in the first quarter of 2002, net of income tax benefit, of $281.6 million to reflect the write-down of its wireless license acquisition costs to their fair value. The Company then assessed the carrying amount of its goodwill for possible impairment. For goodwill, there is a two-step approach for assessing impairment. The first step requires a comparison of the fair value of the Company to its carrying amount, including goodwill. The Company's fair value was determined based on estimated future discounted cash flows. It was determined that the estimated fair value of the Company exceeded its carrying amount and thus, its goodwill was not deemed to be impaired. Since the Company's goodwill was not deemed to be impaired as of January 1, 2002, the second step of the impairment test, which is used to measure the amount of impairment loss was not required to be completed upon implementation of SFAS No. 142. See Note 6 below.

    In July 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This statement provides accounting and reporting standards for costs associated with the retirement of long-lived assets. It requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The Company does not expect the adoption of SFAS No. 143 to have a material effect on its financial condition or operations. SFAS No. 143 is required to be implemented effective January 1, 2003.

    In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement replaces SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." However, it maintains the fundamental provisions of SFAS No. 121 for recognition and measurement of the impairment of long-lived assets to be held and used and for measurement of long-lived assets to be disposed of by sale. This statement applies to all long-lived assets, including discontinued operations, and replaces the provisions of APB Opinion No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business," for the disposal of segments of a business. This statement requires that those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell. During the fourth quarter 2001, the Company entered into a definitive agreement to sell Tennessee 4 RSA. With this sale, the Company decided to early adopt this standard during the fourth quarter 2001, effective January 1, 2001, to properly reflect the results of operations, assets and liabilities of Tennessee 4 RSA as discontinued operations. See Note 3 below.

    In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". The provisions of SFAS No. 146 are effective for exit or disposal activities that are initiated after December 31, 2002. The Company does not expect the adoption of SFAS No. 146 to have a material effect on its financial condition or operations.

    The FASB's Emerging Issues Task Force issued "EITF 00-21: Accounting for Revenue Arrangements with Multiple Deliverables," to address certain revenue recognition issues. The guidance provided from EITF 00-21 addresses both the timing and classification in accounting for different earnings processes. The Company does not expect that the adoption of EITF 00-21 will have a material impact on its financial condition or operations.

3. DISCONTINUED OPERATIONS:

    On February 8, 2002, the Company completed the sale of Tennessee 4 RSA for a total purchase price of $202.0 million to Verizon Wireless. Proceeds from this transaction were primarily used to pay down bank debt. The Tennessee 4 RSA covered a total population of approximately 290,800 and had a subscriber base of approximately 24,900. As a result of this sale, the results of operations for Tennessee 4 RSA during the periods presented are included in the Company's consolidated financial statements as discontinued operations.

    Pursuant to SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which replaced APB Opinion No. 30 for the disposal of segments of a business, the consolidated financial statements have been restated for all periods presented to reflect the Tennessee 4 RSA operations, assets and liabilities as discontinued operations. The assets and liabilities of such operations have been classified as "Assets of discontinued operations" and "Liabilities of discontinued operations," on the December 31, 2001 consolidated balance sheets and consist of the following:

                                                     December 31, 2001
                                                     -----------------
                                                     ($ in thousands)

Cash and cash equivalents......................         $       85
Other current assets...........................              4,442
Property, plant and equipment, net.............              9,647
Goodwill, net..................................             63,044
Wireless license acquisition costs, net........             61,303
Other assets...................................              1,333
                                                        ----------
  Total assets of discontinued operations......         $  139,854
                                                        ==========
Current liabilities............................         $    1,744
Other liabilities..............................              5,752
                                                        ----------
  Total liabilities of discontinued operations.         $    7,496
                                                        ==========

    The net (loss) income from discontinued operations was classified on the consolidated statement of operations as "(Loss) income from discontinued operations." Summarized results of discontinued operations are as follows:

                                                  2002              2001              2000
                                           -------------------  ------------   -------------------
                                           For the Period from     For the     For the Period from
                                             January 1, 2002     Year Ended     February 25, 2000
                                                 through        December 31,         through
                                               Disposition          2001        December 31, 2000
                                           -------------------  ------------   -------------------
                                                             ($ in thousands)
Operating revenue.....................         $   2,319         $  30,976         $  27,494
(Loss) income before income taxes.....            (1,090)             (251)            3,890
Income tax benefit (expense)..........               436            (1,188)           (2,548)
(Loss) income from discontinued
  operations..........................              (654)           (1,439)            1,342

    The long-term debt of the Company is at the consolidated level, and is not reflected by each individual market. Thus, the Company has allocated a portion of interest expense to the discontinued operations based on Tennessee 4 RSA's pro rata population coverage, to properly reflect the interest that was incurred to finance the Tennessee 4 RSA operations. The interest expense allocated to these operations was $1.0 million for the period from January 1, 2002 through disposition (February 8, 2002), $9.6 million for the year ended December 31, 2001 and $7.7 million for the period from February 25, 2000 through December 31, 2000.

    The Company completed the sale of Tennessee 4 RSA on February 8, 2002, and recorded operating losses totaling $0.7 million incurred through February 8, 2002, and the related gain on the sale totaling $13.5 million, net of tax expense.

4. PROPERTY, PLANT AND EQUIPMENT:

    Property, plant and equipment are recorded at cost. Newly constructed wireless systems are added to property, plant and equipment at cost, which includes contracted services, direct labor, materials and overhead. Existing property, plant and equipment purchased through acquisitions is recorded at its fair value at the date of the purchase. Repairs, minor replacements and maintenance are charged to operations as incurred. The provisions for depreciation are provided using the straight-line method based on the estimated useful lives of the various classes of depreciable property. Depreciation expense totaling $57.0 million was recorded for the year ended December 31, 2002, $57.3 million was recorded for the year ended December 31, 2001 and $41.0 million was recorded for the period from February 25, 2000 through December 31, 2000.

    Listed below are the major classes of property, plant and equipment, their estimated useful lives, in years, and their balances as of December 31, 2002 and 2001:

                                                    Useful
                                                     Life        2002          2001
                                                    ------       ----          ----
                                                              ($ in thousands)

Wireless systems and equipment..................      3-10    $  299,259     $ 265,077
Buildings and improvements......................      5-40        20,466        17,635
Vehicles, aircraft and other work equipment.....      3-10         1,624         1,479
Furniture and office equipment..................      5-10        16,122        13,747
Plant under construction........................                   8,490         1,979
Land............................................                   1,046         1,046
                                                              ----------     ---------
  Property, plant and equipment.................                 347,007       300,963
Accumulated depreciation........................                (161,072)      (97,795)
                                                              ----------     ---------
  Property, plant and equipment, net............              $  185,935     $ 203,168
                                                              ==========     =========

5. LONG-TERM DEBT:

    The Company's long-term debt as of December 31, 2002 and 2001, consisted of the following:

                                                        2002           2001
                                                   -------------  -------------
                                                         ($ in thousands)

Credit facility...............................     $     894,273  $   1,113,604
Senior Subordinated Notes, net of discount....           694,236        693,513
  Total debt..................................         1,588,509      1,807,117
Less-current maturities.......................         1,588,509         46,909
  Total long-term debt........................     $          --  $   1,760,208

Credit Facility

    On February 25, 2000, the Company obtained a $1.75 billion credit facility to retire existing debt and complete the acquisition of the Company by the Joint Venture. This credit facility included a $300.0 million revolving credit facility and $1.45 billion of term loan facilities. On March 2, 2001, the Company and its lenders agreed to an amendment to the credit facility. This amendment became effective on March 14, 2001, when the Company permanently repaid $200.0 million of the term loans. The Company used proceeds from the issuance of its $450.0 million senior subordinated notes due 2009, to reduce the credit facility to $1.55 billion. On May 31, 2001, the Company and its lenders agreed to a second amendment to the credit facility. This amendment became effective on June 4, 2001, when the Company permanently repaid $201.3 million of the term notes under the credit facility with proceeds from the issuance of an additional $250.0 million senior subordinated notes due 2009, which reduced the credit facility to $1.34 billion. On September 27, 2001, the Company and its lenders agreed to a third amendment of the credit facility, which modified certain financial covenants (as described below). In addition to the Company's financial covenants, the Company is required to make prepayments of proceeds received from significant asset sales, new borrowings and a portion of excess cash flow. Therefore, when the Company completed the sale of Tennessee 4 RSA to Verizon Wireless for a total purchase price of $202.0 million during February 2002, the Company permanently prepaid approximately $190.0 million of its credit facility. The maximum availability of the credit facility is limited by restrictions, such as certain financial ratios. As of December 31, 2002, the Company had outstanding borrowings under the credit facility of $894.3 million, with no additional amounts available for future borrowings.

    The Company's credit facility imposes a number of restrictive covenants that, among other things, limit the Company's ability to incur additional indebtedness, create liens and pay dividends. In addition, the Company is required to maintain certain financial ratios, including, but not limited to:

     o a ratio of senior indebtedness to operating cash flow of 5.75 to 1 at December 31, 2002 and decreasing over time to 2.50 to 1;

     o a ratio of total indebtedness to operating cash flow of 7.75 to 1 at December 31, 2002 and decreasing over time to 4.00 to 1;

     o a ratio of operating cash flow to debt service requirements of 1.35 to 1 at December 31, 2002 and decreasing over time to 1.20 to 1;

     o a ratio of operating cash flow to interest expense requirement of 1.80 to 1 at December 31, 2002 and increasing over time to 2.50 to 1; and

     o a ratio of operating cash flow minus capital expenditures to the sum of debt service requirements and cash distributions of 1.00 to 1 at December 31, 2002 and continuing over time at 1.00 to 1.

    Through September 2002, interest on the revolving credit facility and the term loans was variable and was based on a prime rate or a LIBOR formula. As a result of the Company's non-compliance with a financial covenant contained in the credit facility, beginning in October 2002, all borrowings under the credit facility are only available based on prime rate. The weighted average interest rate for the year ended December 31, 2002 was 5.0%, and interest rates have ranged in total between 4.4% and 10.0% since inception. This credit facility is collateralized by substantially all of the assets of the Company.

    The Company's credit facility includes a financial covenant which required the Company to not exceed a total debt leverage ratio ranging from 9.25 to 1.00 in the first quarter of 2002 to 7.75 to 1.00 in the fourth quarter of 2002. At June 30, 2002 and continuing through December 31, 2002, the Company failed to comply with this covenant. The lenders presently have the right, but not the obligation, to accelerate the repayment of the entire amount outstanding under the credit facility. Acceleration under the credit facility would allow the holders of the Senior Subordinated Notes to declare the principal and interest of the Senior Subordinated Notes immediately due and payable. The Company would then be required to either refinance the debt or repay the amounts due. To date, no such acceleration has occurred and the Company continues to hold discussions with its bank lenders and with representatives of certain of the Company's bondholders concerning a potential reorganization. There is no assurance that the Company would be successful in reorganizing or be able to meet its obligation under the accelerated repayment terms. Therefore, on June 30, 2002 and continuing through December 31, 2002, the Company has classified all of its long-term debt as current. Unless such non-compliance is resolved, there continues to be substantial doubt about the Company's ability to continue as a going concern, as expressed in the independent auditors report on the Company's 2002 and 2001 financial statements. Also as a result of the Company's non-compliance, beginning in October 2002, all borrowings under its credit facility are only available based on prime rate, which has increased the Company's borrowing rate.

Senior Subordinated Notes

    On March 14, 2001, the Company completed the sale of $450.0 million senior subordinated notes due 2009. These notes were sold at a discount of $3.3 million. These notes bear interest at an annual rate of 9.5%. The discount is being amortized into interest expense over the life of the notes. On June 4, 2001, the Company completed the sale of $250.0 million of senior subordinated notes due 2009. These notes were sold at a discount of $3.6 million and also bear interest at an annual rate of 9.5%. The discount is being amortized into interest expense over the life of the notes.

    Restricted cash and investments totaling $34.1 million as of December 31, 2002, consist of the remaining balance of interest pledge deposits for the senior subordinated notes. The interest pledge deposits include the initial deposit of $85.2 million for the $450.0 million senior subordinated notes, net of interest earned and payments issued to bondholders and the additional deposit of $48.0 million for the $250.0 million senior subordinated notes, net of interest earned and payments issued to bondholders.

    The Company anticipates that its cash flow from operations, along with cash on hand, will be sufficient to meet its capital requirements through October 2003, at which time the Company will be required to make additional cash interest payments on its senior subordinated notes. If the cash interest payments on its senior subordinated notes are not made, the senior subordinated noteholders could declare the principal and interest of the notes immediately due and payable.

Scheduled Future Payments

    Scheduled future payments of long-term debt, absent acceleration, for years subsequent to December 31, 2002, are as follows:

                                ($ in thousands)
      2003..................     $      56,760
      2004..................            75,669
      2005..................            94,579
      2006..................           172,635
      2007..................           322,541
      2008 and thereafter...           866,325
                                 -------------
                                 $   1,588,509
                                 =============

Interest Rate Hedges

    Through September 2002, the Company paid interest on its bank credit facility at a variable factor, based on LIBOR or prime rate. As a result of the Company's non-compliance, beginning in October 2002, all borrowings under its credit facility are only available based on prime rate. The Company will from time-to-time enter into derivative contracts to reduce exposure against rising interest rates.

    During 2000, the Company entered into a $1.03 billion derivative contract on its credit facility, in order to hedge its interest rate exposure, whereby the interest rate on the facility was effectively fixed at a rate of 7.3%. This derivative contract expired in June 2001 and was replaced with another derivative contract that expired June 4, 2002, which set the interest rate on $1.03 billion of debt at a rate of 6.7%. As of December 31, 2002 the Company does not have any derivative contracts related to its credit facility.

    On January 1, 2001, the Company implemented SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activity". With this implementation, the Company began recording a liability and a transition adjustment, net of income tax benefit, to other comprehensive loss during 2001 in connection with these derivative contracts. The Company's accumulated other comprehensive loss, net of income tax benefit, was $14.2 million as of December 31, 2001. As a result of the expiration of the Company's interest rate swap agreement on June 4, 2002, there is no balance at December 31, 2002.

    In accordance with SFAS No. 133, the Company periodically assesses the effectiveness of its hedge transactions. During February 2002, the Company used a portion of the proceeds from the sale of the Tennessee 4 RSA to pay down bank debt. As a result, the Company determined that one of its hedge transactions totaling $125.0 million was ineffective, thus, reducing the total derivative contracts to $900.0 million. The Company recorded a loss of $1.1 million representing the fair value of this transaction for the year ended December 31, 2002, which is reflected in other income in the accompanying statement of operations.

6. GOODWILL IMPAIRMENT:

    Based on factors and circumstances impacting the Company and the business climate in which it operates, as of June 30, 2002, the Company determined that it was necessary to re-evaluate the carrying value of its goodwill and indefinite life intangible assets in accordance with SFAS No. 142. The legal factors included the non-compliance with the Company's total leverage ratio covenant in its senior credit facility, which gave the Company's lenders the right to accelerate the repayment of the entire amount outstanding under the credit facility. In addition, the Company's business climate was impacted due to the fact that the rural wireless industry had continued to experience a significant deterioration in public equity valuations during the second quarter of 2002. As a result of the re-evaluation of the Company's wireless license acquisition costs and goodwill, the Company concluded that the fair value of its wireless license acquisition costs, as determined upon implementation of SFAS No. 142, had not changed and deemed that there was no further impairment of these assets. In performing the impairment test on its goodwill, the Company concluded that the overall assumptions used in first quarter 2002 were still valid with the exception of the risk-based discount factor and enterprise valuations. With the revised assumptions at June 30, 2002, the Company determined that its carrying value of its goodwill exceeded its fair value. In accordance with SFAS No. 142, the Company proceeded with determining the implied fair value of its goodwill and based on a comparison of the implied fair value of its goodwill to its carrying amount, the Company recorded an impairment loss totaling $377.0 million.

    In addition, during fourth quarter 2002, the Company continued to have factors impacting its business for which a re-evaluation was necessary. The Company continued to not be in-compliance with its total leverage ratio covenant on its senior credit facility, which has given its lender's the right to accelerate the repayment of the entire amount outstanding under its senior credit facility. To date, no such acceleration has occurred and the Company continues to hold discussions with its bank lenders and with representatives of certain of the Company's bondholders concerning a potential reorganization. Based on these discussions and other factors, including an increase in a risk-based discount factor, the Company determined its goodwill was further impaired based on enterprise valuations as of the fourth quarter of 2002. Therefore, the Company recorded an additional impairment loss of $423.9 million at December 31, 2002, bringing its total impairment loss on goodwill to $800.9 million for the year ended December 31, 2002.

7. LEASES, COMMITMENTS AND CONTINGENCIES:

Leases

    The Company has numerous operating leases; these leases are primarily for their retail stores, cell site towers and their locations, and vehicles. Future minimum lease payments required under these operating leases having an initial or remaining noncancellable lease term in excess of one year at December 31, 2002, are as follows:

                                ($ in thousands)

      2003..................       $  12,752
      2004..................          11,012
      2005..................           9,081
      2006..................           6,794
      2007..................           3,991
      2008 and thereafter...           8,756

    Lease expense under the above leases was $14.2 million for the year ended December 31, 2002, $11.0 million for the year ended December 31, 2001 and $6.8 million for the period from February 25, 2000 through December 31, 2000.

Commitments

    The Company is a party to an equipment supply agreement with Nortel Networks Inc., in which the Company agreed to purchase approximately $49.5 million of cell site and switching equipment between November 16, 2001 and July 15, 2005. Of the commitment, approximately $19.5 million remained at December 31, 2002. If the Company fails to fully meet this commitment by July 15, 2005, it could be forced to pay a penalty of up to 20% of the unfulfilled commitment. The Company expects to fulfill its purchase commitment under this agreement prior to its completion date.

Contingencies

    The Company is party to various other legal actions arising in the normal course of business. None of the actions are believed by management to involve amounts that would be material to the Company's consolidated financial position, results of operation, or liquidity.

8. MANDATORILY REDEEMABLE PREFERRED STOCK:

    On June 29, 2001, the Company received $35.0 million from one of its principal owners, Dobson Communications, from its purchase of 35,000 shares of the Company's Series A preferred stock. The Company has 350,000 authorized shares of its Series A preferred stock, which has a par value of $0.01 per share and is mandatorily redeemable on June 29, 2011 for $1,000 per share, plus accrued and unpaid dividends. Each share of Series A preferred stock is entitled to 12% cumulative annual dividends on the liquidation preference of $1,000 per share. Dividends will accrue but will not be paid until declared by the Company's Board of Directors or when redeemed on June 29, 2011, whichever occurs first. At December 31, 2002, the Company had $6.8 million in accrued dividends relating to its Series A preferred stock. Shareholders of the Series A preferred stock have no voting rights.

9. STOCKHOLDER'S (DEFICIT) EQUITY:

    On January 18, 2001, the Company received a $32.8 million capital contribution from its shareholders. This contribution consisted of cash, PCS licenses relating to areas in northeast Oklahoma and southeast Kansas, and certain other assets.

10. EMPLOYEE BENEFIT PLANS:

    All employees are employed by one of the Company's principal owners, Dobson Communications. Dobson Communications maintains a 401(k) plan (the "Plan") in which substantially all employees of Dobson Communications are eligible to participate. The Plan requires Dobson Communications to match 100% of employees' contributions up to 4% of their salary. Contributions to the Plan charged to the Company's operations were $0.3 million for the year ended December 31, 2002, $0.6 million for the year ended December 31, 2001 and $0.3 million for the period from February 25, 2000, through December 31, 2000, and were recorded as general and administrative expenses in the accompanying statements of operations.

11. TAXES:

    Benefit for income taxes for the years ended December 31, 2002 and 2001, and for the period from February 25, 2000 through December 31, 2000 were as follows:

                                                                                February 25,
                                                   Year Ended     Year Ended    2000 through
                                                  December 31,   December 31,   December 31,
                                                      2002           2001           2000
                                                  ------------   ------------   ------------
                                                              ($ in thousands)
Federal income taxes --
Deferred.....................................     $   (12,226)   $   (44,370)   $   (28,256)
State income taxes (current and deferred)....          (2,157)        (7,830)        (4,986)
                                                  -----------    -----------    -----------
  Total income tax benefit...................     $   (14,383)   $   (52,200)   $   (33,242)
                                                  ===========    ===========    ===========

    The benefits for income taxes for the years ended December 31, 2002 and 2001, and for the period from February 25, 2000 through December 31, 2000, differ from amounts computed at the statutory rate as follows:

                                                                                        February 25,
                                                           Year Ended     Year Ended    2000 through
                                                          December 31,   December 31,   December 31,
                                                              2002           2001           2000
                                                          ------------   ------------   ------------
                                                                      ($ in thousands)
Income taxes at statutory rate (34%)................     $   (281,506)   $   (64,064)   $   (45,501)
State income taxes, net of Federal income tax
  effect............................................          (49,677)       (11,305)        (8,030)
Goodwill impairment or amortization, for which
  no benefit is recognized..........................          316,737         23,326         20,111
Other, net..........................................               63           (157)           178
                                                         ------------    -----------    -----------
                                                         $    (14,383)   $   (52,200)   $   (33,242)
                                                         ============    ===========    ===========

    The tax effects of the temporary differences which gave rise to deferred tax assets and liabilities at December 31, 2002 and 2001, were as follows:

                                                     December 31,   December 31,
                                                         2002           2001
                                                     ------------   ------------
                                                          ($ in thousands)
Current deferred income taxes:
  Allowance for doubtful accounts receivable......    $     391      $     682
  Accrued liabilities.............................        1,760          5,819
                                                      ---------      ---------
     Net current deferred income tax asset........        2,151          6,501
                                                      ---------      ---------
Noncurrent deferred income taxes:
  Property, plant and equipment, net..............      (29,560)       (29,270)
  Intangible assets...............................     (141,673)      (320,473)
  Interest rate hedges............................           --          9,479
  Tax credits and carryforwards...................      127,542        153,882
                                                      ---------      ---------
     Net noncurrent deferred income tax liability.      (43,691)      (186,382)
                                                      ---------      ---------
       Total net deferred income tax liability....    $ (41,540)     $(179,881)
                                                      =========      =========

    At December 31, 2002, the Company had NOL carryforwards of approximately $318.9 million, which may be utilized to reduce future Federal income taxes payable. These NOL carryforwards begin to expire in 2009.

    The Company periodically reviews the need for a valuation allowance against deferred tax assets and recognizes these assets to the extent that realization is more likely than not. Based on a review of taxable income, history and trends, forecasted taxable income and expiration of carryforwards, the Company has not provided a valuation allowance for the NOL carryforwards because management believes that it is more likely than not that all of the deferred tax assets of the Company will be realized prior to their expiration.

12. RELATED PARTY TRANSACTIONS:

    The Company had receivables totaling $1.3 million at December 31, 2002, due from related parties and payables totaling $17.7 million at December 31, 2001, due to related parties. The amounts represent expenditures and expense allocations made by Dobson Communications on behalf of the Company.

    Dobson Communications provides certain services to the Company in accordance with a management agreement. The services provided to the Company by Dobson Communications include executive management, all administrative functions such as accounting, human resources, legal, and information services, as well as, certain call center/customer service functions. Dobson Communications has integrated the operations of the Company with its own operations such that Dobson Communications and the Company share common management and administrative/back-office functions. Costs incurred from these services by Dobson Communications are shared-costs of the Company and Dobson Communications. These shared costs are allocated between the Company and Dobson Communications primarily based on each Company's estimated subscribers and populations in their respective licensed areas. Shared costs allocated to the Company from Dobson Communications were $17.1 million for the year ended December 31, 2002, $10.6 million for the year ended December 31, 2001 and $4.1 million for the period from February 25, 2000 through December 31, 2000. In addition, the Company reimbursed Dobson Communications for other expenses incurred by them on the Company's behalf, which represents actual compensation costs related to those Dobson Communications employees that perform job functions that are exclusively attributable to the Company's operations, totaling $42.9 million for the year ended December 31, 2002, $40.4 million for the year ended December 31, 2001 and $27.8 million for the period from February 25, 2000 through December 31, 2000.

    The Company received $66.3 million during 2002, $55.5 million during 2001 and $46.6 million during 2000, in roaming fees from one of its principal owners, AT&T Wireless. In return, the Company paid AT&T Wireless $24.2 million during 2002, $20.0 million during 2001 and $8.5 million during 2000 for roaming fees.

13. FAIR VALUE OF FINANCIAL INSTRUMENTS:

    Unless otherwise noted, the carrying value of the Company's financial instruments approximates fair value. The Company estimates the fair value of its long-term debt based on quoted market prices for publicly traded debt or on the present value of the cash flow stream utilizing the current rates available to the Company for debt with similar terms and remaining maturation. The Company estimates the fair value of its interest rate hedge based on the current market value of the hedge instruments.

    Indicated below are the carrying amounts and estimated fair values of the Company's financial instruments as of December 31:

                                               2002                             2001
                                   ----------------------------    ------------------------------
                                   Carrying Amount   Fair Value    Carrying Amount     Fair Value
                                   ---------------   ----------    ---------------     ----------
                                                          ($ in thousands)

Restricted cash and
  investments.................       $    42,329    $    42,329     $      97,863    $      97,863
Credit facility...............           894,273        894,273         1,113,604        1,113,604
Senior Subordinated notes.....           694,236        131,905           693,513          676,175
Interest rate hedge liability.                --             --            23,699           23,699

14. SUBSEQUENT EVENTS:

    Subsequent to December 31, 2002, the Company received $4.1 million of an escrow reserve that was held to cover any future contingencies related to the Company's sale of Tennessee 4 RSA to Verizon Wireless during February 2002. These funds were used to pay down the Company's credit facility.